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                                     FORM OF

                         DIRECTOR AND OFFICER AGREEMENT

                                  May 31, 1996

Royal Pakhoed N.V.
Blaak 333
3011 GB Rotterdam
The Netherlands

Gentlemen:

In consideration for the proposed business combination in which Univar Corporation ("Company") will be merged with an indirect wholly owned subsidiary ("Buyer") of Royal Pakhoed N.V. ("Parent") (the "Merger"), the undersigned Company officer or member of the Board of Directors of Company hereby agrees that subject to the discharge of his fiduciary responsibilities, in his capacity as an officer and/or a member of the Board of Directors, he will, as applicable:

         (a) vote in favor of the Merger, and the execution and delivery of the Agreement and Plan of Reorganization among Parent, Company, and Buyer (the "Reorganization Agreement") and all related agreements and all actions contemplated thereby;

         (b) vote to recommend to Company shareholders acceptance of the Tender Offer to be made by Buyer for Company Common Shares pursuant to Buyer's proposed Offer to Purchase Shares and use his reasonable efforts to cause the shareholders of Company to tender Company Common Shares pursuant to such Offer to Purchase Shares;

         (c) use his reasonable efforts to cause the shareholders of Company to adopt and approve the Merger Agreement and the transactions contemplated thereby; and

         (d) vote to authorize Company to consent to and/or encourage the execution of agreements by a sufficient number of Company shareholders to assure satisfaction of the Minimum Condition of Buyer's proposed Offer to Purchase Shares.

The undersigned acknowledges that Parent has entered into the Merger Agreement in reliance on the agreements herein set forth and on that basis covenants and agrees that he will tender all Company Common Shares held of record or beneficially by him


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(representing all shares as to which the undersigned and/or his spouse have sole voting power) as of the date hereof or hereinafter acquired to Buyer pursuant to Buyer's proposed Offer to Purchase Shares; provided that notwithstanding the foregoing this letter agreement shall terminate and have no further effect if the Board of Directors of Company approves another "Business Combination" as permitted by Section 4.2(i) of the Reorganization Agreement. All terms not otherwise defined in this letter agreement shall have the same meaning as in the Reorganization Agreement.

Sincerely yours,


_____________________________________
Director/Officer

Print Name: _________________________


_____________________________________
Spouse

Print Name: _________________________